Exhibit 99.1

news release

Encana firmly on track to maximize value from its condensate-rich Montney asset

Calgary, Alberta (April 19, 2017) TSX, NYSE: ECA

Encana continues to successfully advance its five-year plan which it expects will deliver industry-leading cash flow growth and returns. The company’s Montney asset plays an integral part in this plan and will contribute significant high-value condensate, non-GAAP cash flow and margin growth. The company has made significant recent progress adding further value to this asset by improving capital efficiency, increasing returns and managing risk.

“Our world-class, condensate-rich Montney asset keeps getting better and we believe there is opportunity for significant upside to our five-year plan,” said Doug Suttles, Encana President & CEO. “We are making our Montney asset more valuable by operating efficiently at scale and continuously delivering leading well performance and cost efficiencies. We have secured access to infrastructure to support our growth plan and are actively managing price risk to maximize value from the Montney.”

Encana is managing Western Canadian natural gas price risk by focusing on high-margin, condensate-rich wells and has secured a combination of commercial arrangements that protect cash flow and returns, provide firm access to multiple markets and maintain flexibility. These arrangements include physical access to four major North American gas markets, a strong financial basis hedge position and firm midstream and downstream transportation capacity for all of the company’s expected liquids and natural gas growth.

Continued leading returns with focus on condensate

By 2019, Encana expects its Montney asset will produce approximately 70,000 barrels per day (bbls/d) of liquids, of which the majority will be high-margin condensate. Throughout the growth period the plan is fully self-funding. Over the course of its five-year plan, at flat $55 WTI and $3 NYMEX prices, Encana expects its drilling program will generate non-GAAP operating margins of approximately $14.00 per barrel of oil equivalent (BOE).

Across Encana’s condensate-rich areas of the Montney, the company’s latest completion designs are delivering 60-day initial production rates of between 500 bbls/d to 1,200 bbls/d of condensate. Encana now has four wells in Pipestone which have each produced over 100,000 barrels of condensate in under 100 days.

New infrastructure ahead of schedule and aligned with growth plan

Beginning in the fourth quarter of 2017 and continuing into 2018, new midstream infrastructure and downstream capacity is expected to unlock significant cash flow growth. In the Cutbank Ridge part of the play, two Veresen Midstream Limited Partnership facilities, Tower and Sunrise, remain ahead of schedule to be operational in the fourth quarter of 2017. A third facility, Saturn, is expected to be operational in early 2018. Encana has secured firm downstream transportation capacity for its expected gas and liquids growth, including service on the Nova Gas Transmission Ltd. system.

The company expects that its total net Montney production by 2019 will be over 70,000 bbls/d of liquids and 1.2 billion cubic feet per day (Bcf/d) of natural gas.

Significantly reduced AECO exposure

Encana has actively managed regional price risk through a combination of pipeline transportation and term financial basis hedging which has resulted in significant price diversification of the company’s Western Canadian natural gas production. Encana expects that less than a third of its 2018-2020 Western Canadian natural gas production will be exposed to the AECO benchmark. The remainder is expected to be physically exported to other markets or basis hedged relative to NYMEX.

The company’s physical transportation portfolio includes approximately 100 million cubic feet per day (MMcf/d) to Malin and Sumas (Pacific Northwest), approximately 80 MMcf/d to Chicago and 316 MMcf/d to Dawn, Ontario, with the latter being the result of the most recent TransCanada Mainline open season (and subject to Canadian National Energy Board approval). On a delivered basis, Encana’s Western Canadian natural gas will arrive at Dawn, Ontario, at significantly less cost than competing U.S. natural gas. On average, from 2018 to 2020 the company expects to sell approximately 500 MMcf/d of its physical gas in the Pacific Northwest, Chicago or Dawn.

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Encana’s long-term financial basis hedge programs further contribute to diversification away from the AECO market. The company has hedged about 475 MMcf/d of AECO basis for the 2018 to 2020 period at approximately NYMEX less $0.87 per thousand cubic feet (Mcf), a level strongly supportive of the company’s development plans in Western Canada.

Focused on creating further upside to its five-year plan

Encana is actively working to create further upside to its five-year plan. The company expects that by continuing to harness the competitive advantages of its multi-basin portfolio and its relentless focus on innovation and efficiency, it will continue to deliver better wells and further grow its premium return well inventory.

Within its Montney asset, the company is working to unlock additional growth opportunities in the Cutbank Ridge area beyond 2018 and evaluate further oil and condensate growth in Pipestone as well as the stacked pay potential of the Montney zone within the Duvernay.

For additional details, view the company’s updated Montney presentation in the Presentations and Events section of www.encana.com/investors.

Encana Corporation

Encana Corporation (“Encana”) is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

NON-GAAP MEASURES – Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. Non-GAAP Cash flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Management believes this measure is useful to the Company and its investors as a measure of operating and financial performance across periods and against other companies in the industry, and is an indication of the Company’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. Non-GAAP Operating Margin is defined as revenues less production, mineral and other taxes, transportation and processing and operating expenses. When presented on a per BOE basis, Operating Margin is defined as indicated divided by average barrels of oil equivalent production volumes. Operating Margin is used by management as an internal measure of the profitability of a play. For additional information relating to non-GAAP measures, see Encana’s most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

ADVISORY REGARDING RESERVES & OTHER RESOURCES INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. The conversion of million British thermal units (MMBtu) is on the basis that one MMBtu equals one thousand cubic feet (Mcf) based on a standard heat value Mcf. 30-day initial or peak production and other short-term rates are not necessarily indicative of long-term performance or of ultimate recovery.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: advancement of and expected growth and returns in Encana’s five-year plan; anticipated production, source of production composition of commodity mix, cash flow and margins; improvements in capital efficiency and returns; costs and performance of asset relative to peers; anticipated hedging and outcomes of risk management program, including exposure to certain commodity prices, amount of hedged production, access to certain markets and physical sales locations; expected costs, capacity and timing of infrastructure being operational; ability to identify potential opportunities for upside outside of five-year plan; ability to grow premium return well inventory; and stacked pay potential of certain zones.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; assumptions contained in Encana’s corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; the expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

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Risks and uncertainties that may affect these business outcomes include: commodity price volatility; ability to secure adequate product transportation and potential pipeline curtailments; the timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties; counterparty and credit risk; risks inherent in Encana’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential future lawsuits and regulatory actions made against Encana; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, External Communications (403) 645-4747

SOURCE: Encana Corporation

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